UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2011

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 354-5038

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On November 9, 2010, AVI BioPharma, Inc. (the “Company”) issued a press release and conducted a conference call in which it provided guidance that expenditures for operations, net of government funding and other collaborative efforts for 2010 was expected to be approximately $21 million to $25 million. As a result of receipt in December 2010 of government funding for certain of the Company’s clinical programs that the Company had anticipated receiving in 2011, as of the date of this report, the Company expects expenditures for operations, net of government funding and other collaborative efforts for 2010, to be approximately $17.1 million to $18.2 million. As of December 31, 2010, the Company’s cash and cash equivalents was approximately $33.6 million.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the foregoing disclosure under Item 7.01 is deemed to have been furnished to, but not filed with, the Securities and Exchange Commission.

Item 8.01	Other Events.

Prior to the date of this report, the Company filed with U.S. Food and Drug Administration an IND application in order to initiate clinical studies in the United States for AVI-7100, the Company’s lead product candidate for the treatment of influenza.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVI BioPharma, Inc.

By:	/s/ J. David Boyle II
J. David Boyle II
Senior Vice President and Chief Financial Officer

Date: January 6, 2011